THE NOVAMETRIX 13D SHAREHOLDERS GROUP

                                    September 23, 1996


Dear Shareholders:

     We have just received a letter dated September 13, 1996 that Management has sent to all shareholders of Novametrix. Frankly, we are amazed that the Management and Directors of your company - a respectable public company - should sink to such a level of violent name calling and character assassination.

     We had hoped that they would give you the complete facts on the Andros merger, which we have been trying to get from them ever since they announced it last July.

     We were disappointed again.

     Instead of facts, shareholders were given a three-page harangue repeatedly denouncing the motives, truthfulness and integrity of the 13D Group and deriding the qualifications of its nominees for Directors. (Speaking of special qualifications, the business of their own director, Michael J. Needham, is listed in the 1995 proxy statement as "designer of entertainment attractions".)

     YOU ARE ENTITLED TO MORE RESPECT FROM YOUR MANAGEMENT.

     We think that as Shareholders you are entitled to solid timely information about vital issues - such as the Andros merger.

     We think that as Shareholders you are entitled to factual objective communications from Management, not just harangues full of bad language; and

                     WE WANT TO MAKE THIS VERY CLEAR:

     EVERY STATEMENT WE HAVE MADE IN OUR LETTERS IS FACTUALLY CORRECT AND BASED ON YOUR COMPANY'S OWN RECORDS. FOR EXAMPLE, THE LISTS OF SHAREHOLDERS GIVEN TO US BY THE COMPANY DID NOT LIST DIRECTORS MICHAEL J. NEEDHAM OR STEVEN J.
SHULMAN AS PERSONALLY OWNING COMMON STOCK IN THE COMPANY.   THE COMPANY HAS
NEVER DENIED THAT.

     We urge you again:

                 VOTE NO CONFIDENCE:  VOTE THE GREEN CARD